KILPATRICK STOCKTON LLP
1100 PEACHTREE STREET
SUITE 2800
ATLANTA, GEORGIA  30309
DIRECT DIAL  (404) 815-6132
FAX:  (404) 815-6555

June 26, 1997


The Caldwell & Orkin Funds, Inc.
2050 Tower Place
3340 Peachtree Road
Atlanta, Georgia  30326

     Re: Rule 24f-2 Notice for Fiscal Year Ended April 30, 1997
         Concerning The Caldwell & Orkin Funds, Inc. (Files Nos. 33-35156 and 811-6113)
         -----------------------------------------------------------

Ladies and Gentlemen:

     We have served as counsel for The Caldwell & Orkin Funds, Inc., a
Maryland corporation (the "Company"), in connection with the registration of the Company as an investment company under the Investment Company Act of 1940, as amended (File No. 811-6113), and the registration of the offering and sale of an indefinite number of shares of common stock, par value $.10 per share (the "Stock"), of the Company under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form N-1A (No. 33-35156) (the "Registration Statement").

     We have examined and are familiar with originals or copies
(certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization and issuance of the Registered Stock (as defined below) as we have deemed necessary and advisable. Our opinion is limited to matters arising under the provisions of the Maryland General Corporation Law applicable to the issuance of the Registered Stock by the Company.

     In rendering this opinion, we have reviewed and relied upon an Officer's Certificate (the "Certificate") from Lisa J. Brooks,
Treasurer of the Company, dated June 25, 1997.  According to the
Certificate, the Company issued 2,222,736.928 shares of Stock during the fiscal year ended April 30, 1996 (the "Registered Stock"), and received consideration of not less than the par value for each such share of Registered Stock.

     In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     As to all factual matters relating to this opinion, including those addressed in the Certificate, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, oral and written representations made to us by officers of the Company without making any independent investigation with respect thereto.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Registered Stock was, upon issuance thereof against payment therefor as contemplated in the Registration Statement, legally issued, fully paid and non-assessable.

                              Very truly yours,

                              KILPATRICK & CODY



                              By:  /s/ Reinaldo Pascual
                                  Reinaldo Pascual, Partner



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